Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES SECOND QUARTER 2014 CONSOLIDATED FINANCIAL RESULTS AND REAFFIRMS 2014 SUMMARY FINANCIAL GUIDANCE

August 7, 2014 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the second quarter (“Q2”) and six months (“1H”) ended June 30, 2014. The Company also reaffirmed its previously disclosed summary financial guidance for fiscal year 2014.

Second Quarter 2014 Highlights

•	Revenue of $103.1 million, up 143.4% from Q2 2013 revenue of $42.4 million

•	Gross profit of $18.4 million, up 89.8% from $9.7 million in Q2 2013

•	Gross margin, excluding depreciation expense, of 21.2%

•	Adjusted EBITDA of $13.0 million, up 65.2% from $7.9 million in Q2 2013

•	Adjusted EBITDA margin of 12.6%

•	Contracted backlog of $265.5 million through 2015 and $373.8 million of bids outstanding

•	Four project awards totaling $74.0 million announced
•	Lowered cost of capital and refinanced existing debt through successful $150.0 million offering
•	Extended record QHSE achievement to 30 million hours without a lost-time injury

Brian Beatty, President and CEO of SAE, commented, “We are very encouraged by the strong performance and results we produced during the second quarter and first half of 2014. We believe our growth is indicative of the health of the geographic markets in which we operate, as well as the strength of our differentiated business model. The resilience of our unique strategy has afforded us the ability to withstand pressures affecting the broader seismic industry. We expect our disciplined focus on our core competencies to continue leading to strong growth in market share within our key geographies, where exploration spending among IOCs and NOCs remains at robust levels.”

Mr. Beatty continued, “Our Alaska operations had significant market share gains in the first half of 2014 and they will continue to be a key component in our growth strategy moving forward, as evidenced by the three North Slope projects already secured through 2015. We believe we have a strong hold on the available proprietary work in Alaska as we continue to work closely with other customers in the region on various potential multi-year programs that could extend through 2017. We also expect the addressable market in Canada to expand, as recent developments in the competitive landscape will create new opportunities among certain pre-existing customer bases. Revenue generated from our core markets in South America during the second quarter and first half of 2014 grew by 131.5% and 99.4%, respectively, with operations in Peru and Colombia being strong contributors to this growth. Activity in Bolivia also played a key role, as we successfully completed our most complex onshore seismic program to date during the first half of the year, which involved fully heli-portable jungle operations with 27,000 live channels spanning three mountain ranges. We expect South America will continue to drive growth as exploration spending in our core markets remains active with an increased appetite for exploring even more remote areas for larger reservoirs. We take great pride in our capacity to expand the conventional boundaries of oil and gas exploration.”

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Mr. Beatty concluded, “I am also pleased with our ability to deliver on our promises to our stockholders. On July 2, we successfully lowered our cost of capital through our first bond offering and the repayment of our term loan and stockholders' note. We have initiated the process of internal corporate restructuring to improve our tax efficiency, which we expect to be completed by year end. We also extended our record QHSE achievement to 30 million hours, or more than 745 consecutive days, worked without a serious or lost-time injury incident. We remain well positioned internationally in key growth areas around the world. Our diversification and strategic focus on these underdeveloped areas, along with the simplification of our capital structure and the implementation of a more efficient tax structure, should provide the ideal platform to maximize profitability and stockholder value as we continue executing our growth plan.”

Second Quarter 2014 Financial Results

Revenues increased 143.4% to $103.1 million from $42.4 million in Q2 2013. Revenue growth was primarily the result of overall increased international exploration activity within SAE’s complex and remote geographic markets. Specifically, projects in Alaska and Bolivia represented approximately 73.4% of the Company’s revenue in Q2 2014, compared to approximately 19.6% of revenue in the same period last year. Projects in Peru and Colombia also had a material impact on SAE’s revenue growth for the period.

Gross profit was $18.4 million, or 17.8% of revenues, compared to gross profit of $9.7 million, or 22.9% of revenues, in Q2 2013. The 89.8% year-over-year increase in gross profit was primarily the result of higher revenues, with the reduction in gross margin stemming from the timing of the completion of certain major projects in South America during the quarter and periodically unfavorable conditions on an extremely complex project in the same region. Gross profit for both Q2 2014 and Q2 2013 included depreciation expense of $3.4 million. Excluding depreciation, gross margins for Q2 2014 and Q2 2013 were 21.2% and 30.9%, respectively.

Selling, general and administrative (“SG&A”) expenses during the quarter were $10.0 million, or 9.7% of revenues, compared to $6.1 million, or 14.5% of revenues, in Q2 2013. The decrease in SG&A as a percentage of revenue was due to the overall increase in revenue and the benefits from the Company’s previously planned scaling of internal infrastructure built to manage its continuing growth. Additional costs were incurred during the period as a result of being a public company and incurring expenses related to the Company’s refinancing efforts.

Interest expense increased to $4.1 million in Q2 2014 from $3.4 million in Q2 2013, due to increased amortization of deferred financing costs associated with SAE’s 2012 Senior Credit facility (the “Term Loan”) and interest related to the Note payable to Former SAE stockholders (the “Stockholders’ Note”), both of which were repaid in full shortly after the end of Q2.

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Net loss attributable to SAE for the quarter was $(0.1) million, or $(0.01) per diluted share, compared to a net loss of $(1.3) million, or $(0.19) per diluted share, in Q2 2013. Net income was negatively impacted by a number of factors in Q2 2014, including:

•	The change in fair value of the Stockholders’ Note resulting from the pending repayment of the Note;
•	Increased operating expenses due to the reasons cited above; and
•	High interest expense relative to the amount borrowed.

Included in these results are certain unusual expenses or other items, including a $4.6 million charge from the change in fair value of the Stockholders’ Note during Q2 2014, merger costs associated with the Company becoming public in Q2 2013, and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the Company’s non-GAAP adjusted diluted earnings per share attributable to SAE for Q2 2014 were $0.14, compared to $(0.21) in Q2 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to SAE is derived from the current U.S. statutory corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.

Adjusted EBITDA increased 65.2% to $13.0 million, or 12.6% of revenues, from $7.9 million, or 18.6% of revenues, in Q2 2013.

Capital expenditures for the quarter were $2.3 million, compared to $0.9 million in Q2 2013. The capital expenditures incurred during the period were mostly related to growth opportunities and included very minimal maintenance capital expenditures.

First Half 2014 Financial Results

Revenues from 1H 2014 increased 50.1% to $190.8 million from $127.1 million in the same period last year. Revenue growth during the period was aided by major projects in Alaska, Bolivia and Colombia. This strong growth in core markets was partially offset by a decrease in exploration activity in Canada during the first part of the year.

Gross profit increased 28.3% to $38.1 million, or 20.0% of revenues, compared to gross profit of $29.7 million, or 23.3% of revenues, in 1H 2013. The reduction in gross margin resulted from the factors attributable to Q2 as discussed above and the low level of seismic activity in Canada during the first part of 2014, all of which caused pressure on margins. Gross profit for 1H 2014 and 1H 2013 included depreciation expense of $7.0 million and $6.9 million, respectively. Excluding depreciation, gross margins for 1H 2014 and 1H 2013 were 23.6% and 28.8%, respectively.

Selling, general and administrative (“SG&A”) expenses in 1H 2014 were $19.3 million, or 10.1% of revenues, compared to $13.6 million, or 10.7% of revenues, in 1H 2013. Although SG&A as a percentage of revenues decreased marginally year-over-year, the increase in dollar amount was the result of additional expenses incurred primarily during the first quarter, which included hiring additional accounting and financial staff, the fees and expenses related to public filings, and the additional costs of outside consultants, attorneys and auditors to satisfy various public company requirements, and certain expenses related to the Company’s refinancing efforts.

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Interest expense increased to $8.2 million from $6.8 million in 1H 2013, due to increased amortization of deferred financing costs associated with SAE’s Term Loan and interest related to the Stockholders’ Note, both of which were repaid in full immediately following the end of Q2.

Provision for income taxes in 1H 2014 was $3.3 million, down slightly from a tax provision of $3.8 million reported for the three months ended March 31, 2014. This sequential decrease caused a tax benefit of approximately $0.6 million in Q2. The decrease resulted from a downward revision in the projected consolidated effective tax rate for the year, which was precipitated by the re-categorization of certain projected expenses for fiscal year 2014 that are expected to be realized during the third quarter. These projected expenses are primarily related to the repayment of the Company’s Term Loan and Stockholders’ Note. The new projected annual effective tax rate for 2014 is 59.2%. This includes current period foreign and state taxes related to operating activities during 1H 2014, which were $2.1 million, representing a tax rate from operations for the period of approximately 37.4%. The remaining amount of the provision for income taxes for 1H 2014 is comprised of the expected valuation allowance for the year. In June 2014, SAE initiated a comprehensive plan to normalize its consolidated effective tax rate through the restructuring of its foreign branch offices. The Company expects to complete the restructuring process by the end of 2014.

Net income attributable to SAE was $0.6 million, or $0.04 per diluted share, in 1H 2014, compared to net income of $4.5 million, or $0.68 per diluted share, in 1H 2013. The decline in net income was due to a number of factors in 1H 2014, including:

•	A high tax rate;
•	The change in fair value of the Stockholders’ Note resulting from the pending repayment of the Note;
•	Increased SG&A expenses resulting from being a public company; and
•	Higher interest expense relative to the amount borrowed.

Included in these results are certain unusual expenses or other items, including a $4.6 million charge from the change in fair value of the Stockholders’ Note during Q2 2014, merger costs associated with the Company becoming public in Q2 2013, and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the Company’s non-GAAP adjusted diluted earnings per share attributable to SAE for 1H 2014 were $0.30, compared to $0.54 in 1H 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to SAE is derived from the current U.S. statutory corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.

Adjusted EBITDA increased 13.8% to $27.0 million, or 14.1% of revenues, compared to $23.7 million, or 18.7% of revenues, in 1H 2013.

Capital expenditures during 1H 2014 were $4.4 million, compared to $2.7 million in the same period last year. Most of the capital expenditures were growth-related and discretionary in nature as a result of SAE expensing most repairs and maintenance during active projects.

On June 30, 2014, cash and cash equivalents totaled $13.4 million, working capital was $39.2 million, total long-term debt was $98.1 million, and stockholders’ equity totaled $13.9 million.

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Current Backlog

The Company’s backlog remains strong despite a seasonal lull and provides enhanced visibility into 2015. As of June 30, 2014, SAE’s backlog was $265.5 million. Bids outstanding on the same date totaled $373.8 million. Approximately 54.3% and 45.7% of the current backlog represents contracted projects in South America and North America, respectively.

SAE anticipates approximately 66.0% of its backlog will be realized during the second half of 2014 and the remainder during 2015. However, the approximate estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.

SAE continues to actively pursue a number of large projects that will, if awarded, supplement its current backlog as the year progresses.

Senior Secured Notes Issuance

On July 2, 2014, SAE issued Senior Secured Notes (the “Notes”) in the aggregate amount of $150 million in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The Notes will mature on July 15, 2019. The Notes carry an annual interest rate of 10.0% and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015.

The Notes are guaranteed on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries, except for any immaterial subsidiaries. The foreign subsidiaries will not guarantee the Notes. The Notes are collateralized by the assets of the Company and the guarantors.

SAE used the proceeds from the Notes to repay its Term Loan, in full, in the amount of approximately $90.8 million, which included all applicable prepayment premiums and penalties and accrued, but unpaid interest. Concurrently, the Company repaid its Stockholders’ Note, in full, in the amount of approximately $18.8 million, which included the principal amount of $17.5 million, plus accrued, but unpaid interest. As previously disclosed, over the course of the remainder of 2014, SAE expects to invest approximately $30.0 million of the proceeds to purchase logistics-related equipment to outfit an additional crew capable of servicing the increase in the amount of contracted projects on the North Slope in Alaska. The remainder of the proceeds will be used for general corporate purposes.

Had the issuance of the Notes and the repayment of the Term Loan and the Stockholders’ Note been consummated on or before June 30, 2014, SAE would have recorded a net increase in cash of approximately $34.8 million, a reduction in deferred loan issuance costs of $0.9 million and a net increase in total long-term debt of approximately $51.9 million. The repayment of the Term Loan would have also resulted in the Company recording a loss on early extinguishment of debt of approximately $17.0 million, consisting of a 5.0% prepayment premium, the make-whole provision and the write-down of the remaining unamortized deferred loan costs. SAE expects the expense on early extinguishment of debt to impact its financial results for the three and nine months ended September 30, 2014.

Summary Financial Guidance for Fiscal Year 2014

As a result of the expected growth in international exploration spending within SAE’s core geographic markets, in addition to the strength of its current backlog and bids outstanding, the Company affirms its previously disclosed revenue guidance of approximately $400.0 - $450.0 million for 2014. The Company also affirms its Adjusted EBITDA guidance for 2014 of $45.0 - $55.0 million.

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As a result of its recent successful financing, in conjunction with key projects already secured for the upcoming winter season, SAE has increased its expected level of total capital expenditures for 2014 to approximately $45.0 million, including $30.0 million earmarked for equipment purchases related to its North Slope operations in Alaska.

These forward estimations are based on current market conditions and are subject to change.

Investor Conference Call

SAE will host a conference call on Friday, August 8, 2014 at 10:00 a.m. Eastern Time to discuss the Company’s unaudited consolidated financial results for the second quarter and first six months ended June 30, 2014. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.

About SAExploration Holdings, Inc.

SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 5,000 feet, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, including major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Capital Markets & Investor Relations

(281) 258-4409

rabney@saexploration.com

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UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue from services	$103,141	$42,380	$190,803	$127,146
Direct operating expenses, excluding depreciation expenses	81,326	29,270	145,754	90,528
Depreciation expenses included in direct operating expenses	3,434	3,426	6,960	6,936
Gross profit	18,381	9,684	38,089	29,682
Selling, general and administrative expenses	9,956	6,127	19,336	13,593
Merger costs	—	583	—	583
Depreciation and amortization	259	257	586	522
Loss on disposal or sale of assets	266	42	288	103
Income from operations	7,900	2,675	17,879	14,881
Other income (expense):
Change in fair value of notes payable to Former SAE stockholders	(4,587)	—	(5,094)	—
Interest expense, net	(4,141)	(3,427)	(8,171)	(6,812)
Foreign exchange gain (loss), net	494	(842)	200	(1,299)
Other, net	545	(1,308)	693	(1,445)
Total other expense, net	(7,689)	(5,577)	(12,372)	(9,556)
Income (loss) before income taxes	211	(2,902)	5,507	5,325
Provision (benefit) for income taxes	(550)	(1,583)	3,262	782
Net income (loss)	$761	$(1,319)	$2,245	$4,543
Less: income attributable to non-controlling interest	(907)	—	(1,693)	—
Net income attributable to the Corporation	$(146)	$(1,319)	$552	$4,543

Basic and diluted earnings per share:
Weighted average basic shares outstanding	14,871	6,783	14,512	6,553
Earnings per share – basic	$(0.01)	$(0.19)	$0.04	$0.69
Weighted average diluted shares outstanding	14,871	6,783	14,871	6,684
Earnings per share – diluted	$(0.01)	$(0.19)	$0.04	$0.68

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CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,363	$17,351
Restricted cash	628	638
Accounts receivable	71,380	40,928
Deferred costs on contracts	12,415	3,190
Prepaid expenses	9,415	4,619
Deferred tax asset, net	1,324	1,371
Total current assets	108,525	68,097
Property and equipment, net	61,233	64,572
Intangible assets, net	1,205	1,260
Goodwill	2,157	2,150
Deferred loan issuance costs, net	8,885	9,115
Deferred tax asset, net	745	743
Other assets	175	13
Total assets	$182,925	$145,950
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,199	$16,511
Accrued liabilities	9,524	3,124
Income and other taxes payable	5,847	7,073
Accrued payroll liabilities	10,104	4,497
Notes payable – current portion	800	800
Notes payable to related parties	—	500
Deferred revenue	6,427	7,927
Deferred tax liabilities – current portion	69	69
Capital leases – current portion	353	485
Total current liabilities	69,323	40,986
Long-term portion of notes payable, net	80,584	79,888
Long-term portion of notes payable to Former SAE stockholders, at fair value	17,500	12,406
Long-term portion of capital leases	491	618
Other long-term liabilities	14	—
Deferred tax liabilities, net	1,117	1,114
Total liabilities	169,029	135,012
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 14,871 and 13,429 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	27,985	27,485
Retained earnings (accumulated deficit)	(13,959)	(14,511)
Accumulated other comprehensive income (loss)	(1,870)	(2,083)
Total Corporation stockholders’ equity	12,158	10,893
Non-controlling interest	1,738	45
Total stockholders’ equity	13,896	10,938
Total liabilities and stockholders’ equity	$182,925	$145,950

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income (loss)	$761	$(1,319)	$2,245	$4,543
Other items of comprehensive income (loss), foreign currency translation	839	(1,587)	213	(2,290)
Total comprehensive income (loss)	1,600	(2,906)	2,458	2,253
Less: comprehensive income attributable to non-controlling interest	907	—	1,693	—
Total comprehensive income (loss) attributable to the Corporation	$693	$(2,906)	$765	$2,253

CONSOLIDATED REVENUES BY REGION
(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	%	2013	%	2014	%	2013	%

North America	$48,342	46.9%	$12,078	28.5%	$79,941	41.9%	$53,389	42.0%
South America	54,799	53.1%	23,668	55.8%	110,112	57.7%	55,227	43.4%
Southeast Asia	—	—	6,634	15.7%	750	0.4%	18,530	14.6%
Total revenue	$103,141		$42,380		$190,803		$127,146

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

(In thousands)

We use an adjusted form of EBITDA to measure period-over-period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus unrealized loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and unrealized foreign exchange gain or loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measures exclude.

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The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014		2013

Net income (loss)	$761	$(1,319)	$2,245		$4,543
Depreciation, amortization, and amortization of loan issuance costs	3,693	3,683	7,546		7,458
Interest expense, net	4,141	3,427	8,171		6,812
Unrealized loss on change in fair value of notes payable to Former SAE stockholders (1)	4,587	—	5,094		—
Provision (benefit) for income taxes	(550)	(1,583)	3,262		782
Foreign exchange (gain) loss, net	(494)	842	(200)		1,299
Non-recurring expenses	876 (2)	2,827 (3)	876	(2)	2,827	(3)
Adjusted EBITDA	$13,014	$7,877	$26,994		$23,721

(1)	As of June 30, 2014, the fair values of the notes payable to Former SAE stockholders are derived using a probability weighted approach to the risk of the Company’s intended repayment of the notes. Based on the available information as of June 30, 2014, the repayment was expected to occur on July 2, 2014, subject to customary closing conditions. As a result, we determined that the payoff amount represented the fair value as of June 30, 2014. The total change in the fair value of the Former SAE stockholders’ note for the three and six months ended June 30, 2014 was $4,587 and $5,094, respectively.

(2)	Principally the settlement of disputed fees with a former financial advisor to the Company. As of June 30, 2014, the Company recorded a liability of $657 related to the settlement.

(3)	Principally third-party financing costs, stock-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, costs associated with the Merger, and one-time severance costs related to the reduction of staff in Colombia.

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RECONCILIATION OF SPECIAL ITEMS TO NON-GAAP ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO SAE
(Unaudited)

(In thousands, except per share amounts)

Adjusted Diluted Earnings Per Share Attributable to SAE (a non-GAAP financial measure) is defined as diluted earnings per share attributable to SAE excluding charges or adjustments to income per share from matters such as changes in fair market value of balance sheet items, merger or acquisition-related costs, financing-related costs, restructuring and severance costs, tax rates that are not reflective of the normative rate for the Company’s operations or other unusual or infrequent charges or items as deemed appropriate by management to reflect the operational performance of SAE period over period. These measures should not be considered as a substitute for GAAP measurements.

The computation of our Adjusted Net Income or Loss Attributable to SAE and Adjusted Diluted Earnings Per Share Attributable to SAE, from net income (loss) attributable to SAE and diluted earnings per share attributable to SAE, the two most directly comparable GAAP measures, is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP Reported:
Net income (loss) attributable to SAE	(146)	(1,319)	552	4,543
Diluted EPS attributable to SAE	$(0.01)	$(0.19)	$0.04	$0.68

Non-GAAP Adjustments:
Reported income (loss) before taxes	$211	$(2,902)	$5,507	$5,325
Change in fair market value of notes payable to Former SAE stockholders (1)	4,587	—	4,587	—
Merger costs (2)	—	583	—	583
Non-GAAP income (loss) before taxes	4,798	(2,319)	10,094	5,908
Non-GAAP provision (benefit) for income taxes (3)	1,876	(907)	3,947	2,310
Non-GAAP net income (loss)	$2,922	$(1,412)	$6,147	$3,598
Less: Income attributable to non-controlling interest	907	—	1,693	—
Non-GAAP adjusted net income (loss) attributable to SAE	$2,015	$(1,412)	$4,454	$3,598

Non-GAAP adjusted diluted EPS attributable to SAE	$0.14	$(0.21)	$0.30	$0.54

Diluted shares outstanding	14,871	6,783	14,871	6,684

(1)	Principally the result of the $4,587 increase in the change in fair market value of the Stockholders’ Note during Q2 2014 due to the pending repayment of the note.

(2)	Principally the costs associated with the merger between SAExploration and Trio Merger Corp in June 2013.

(3)	Adjustment of reported earnings and of special items to a normalized rate for 2014 and 2013 of 39.1%, the current statutory corporate income tax rate, which consists of the current federal tax rate and the average state tax rate.

Safety. Acquisition. Experience	saexploration.com

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